                                                                  Exhibit 99.(k)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-88912 on Form N-1A of Lord Abbett Municipal Income Fund, Inc. of our report dated November 18, 2004 on the financial statements of Lord Abbett Municipal Income Fund, Inc. (formerly known as Lord Abbett Tax-Free Income Fund, Inc.) for the year ended September 30, 2004 and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, both of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
January 28, 2005